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Exhibit 10.14

EMPLOYMENT AGREEMENT

        THIS AGREEMENT ("Agreement") is made and entered into effective the 1st day of June, 2005 (the "Effective Date"), by and between Whittier Energy Corporation, a Nevada corporation (the "Company"), and Michael B. Young (the "Executive").

W I T N E S S E T H:

        WHEREAS, the Company desires to retain the services of the Executive and the Executive desires to make the Executive's services available to the Company.

        NOW, THEREFORE, in consideration of the mutual promises herein contained, the Company and the Executive agree as follows:

          1.    Employment.    The Company employs the Executive and the Executive accepts employment upon the terms and conditions set forth in this Agreement.

          2.    Term.    The employment of the Executive by the Company as provided in Section 1 shall be for a period commencing on the Effective Date through and ending on the second anniversary of such date, unless further extended or sooner terminated as herein provided. Commencing on the first anniversary of the Effective Date, and on each subsequent annual anniversary of such date (such date and each annual anniversary thereof hereinafter called the "Renewal Date"), the term of this Agreement shall be automatically extended so as to terminate two years from such Renewal Date, unless, not less than thirty (30) days prior to the Renewal Date, either party delivers to the other party written notice of its election not to so extend the term of this Agreement.

          3.    Compensation.

            (a)   For all services rendered by the Executive, the Company shall pay the Executive a salary of $16,666.67 per month (or $200,000.00 per year) ("Base Salary"), payable in accordance with the Company's normal payroll procedures, but in no event less frequently than once each calendar month. Salary payments shall be subject to withholding and other applicable taxes. The Executive's Base Salary may be increased from time to time at the discretion of the Compensation Committee of the Board of Directors to reflect Executive's performance and market salary levels.

            (b)   The Executive shall be eligible to receive a discretionary reasonable annual incentive bonus equal to such percentage of his Base Salary as is established by the Compensation Committee of the Board of Directors based on achievement of reasonable performance targets established by the Compensation Committee during the term of this Agreement. The incentive bonus, if any, shall be paid each year at the discretion of the Compensation Committee.

          4.    Fringe Benefits.    The Executive shall be entitled to participate in fringe benefit or incentive compensation plans of the Company currently in effect or as may hereafter be authorized and adopted by the Company from time to time, including any pension plan, profit sharing plan, disability or sick pay plan, thrift and savings plan, medical reimbursement plan, group life insurance plan or other employee benefit plans made available to other employees or other Executive benefit plans for which the Executive is eligible. The foregoing enumeration of fringe benefit plans in no way implies that the Company has adopted or plans to adopt any such plan, nor does it obligate the Company to do so; the sole purpose of such enumeration is to indicate the type of benefits to which the Executive will be entitled when and if adopted by the Company.

          5.    Duties.    The Executive is engaged by the Company to act as President and Chief Executive Officer, and in such capacity, Executive shall perform the customary duties and responsibilities generally assigned to such position and as delegated to Employee by the Board of

  Directors from time to time. The precise services of the Executive may be extended or curtailed by the Company from time to time.

          6.    Extent of Services.    The Executive shall devote his entire time, attention and energies to the Company's business and shall not during the term of this Agreement engage in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage. However, subject to the terms Section 14 hereof, the Executive may invest his assets in such form or manner as will not require his services in the operation of the affairs of the companies in which such investments are made. The expenditure of reasonable amounts of time for personal business and charitable and/or civic activities shall not be deemed a breach of this Agreement, provided such activities do not materially interfere with the services required to be rendered to Company hereunder. The Executive agrees to perform the services required hereby and conduct business on behalf of Company in a professional manner. The Executive shall use his best judgment in performing services reasonably required to further the business of Company, but shall at all times be subject to the ultimate control of the Company as to his activities pursuant to this Agreement.

          7.    Expenses.    The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing his duties and responsibilities hereunder, in accordance with the policies, practices, and procedures of the Company from time to time in effect, commensurate with the Executive's position with the Company.

          8.    Vacations.    The Executive shall be entitled to paid vacations and such other paid absences, whether for holidays, illness, personal time, or any similar purposes, in accordance with the policies, practices, and procedures of the Company from time to time in effect, commensurate with the Executive's position with the Company. The Executive agrees to utilize his vacation at such time or times as are (i) consistent with the proper performance of his duties and responsibilities hereunder and (ii) mutually convenient for the Company and the Executive.

          9.    Disability.    If the Executive is unable to perform the services required by this Agreement by reason of illness or incapacity for a period of more than twelve (12) consecutive weeks, the compensation thereafter payable to him during the continued period of such illness or incapacity after such period shall be reduced by fifty percent (50%). The Executive's full compensation shall be reinstated prospectively for future payroll periods upon his return to full employment and discharge of his full duties. The Company may terminate this Agreement at any time after the Executive shall be absent from his employment, for whatever cause, for a period of more than six (6) consecutive months, and all obligations of the Company under this Agreement shall thereupon terminate, unless extended by the written agreement of the Company.

          10.    Termination upon Change of Control.    The Company or the Executive may terminate this Agreement upon thirty (30) days' notice to the other party upon the occurrence of a Change of Control or a decision by the Company, with shareholder approval, to terminate its business and liquidate its assets. For purposes of this Agreement, the term "Change of Control" shall mean the occurrence of any of the following:

              (i)    any person (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934) or group (as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock or the Company is or becomes the beneficial owner (as such phrase is defined in Rule l3d-5 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then-outstanding voting securities; or

              (ii)   the stockholders of the Company approve a merger or consolidation of the Company, with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

              (iii)  the stockholders of the Company approve an agreement for the sale or disposition by the Company (or its consolidated subsidiaries) of all or substantially all of the Company's assets on a consolidated basis or the Board of Directors (or the Board of Directors of a consolidated subsidiary) approves such an agreement for which shareholder approval is not required.

          However, in no event shall a "Change of Control" be deemed to have occurred with respect to the Executive, if the Executive is part of a purchasing group that consummates the Change of Control transaction. The Executive shall be deemed "part of a purchasing group" for purposes of the preceding sentence if the Executive is an equity participant in the purchasing company or group.

          11.    Death During Employment.    If the Executive dies during the term of employment provided for in this Agreement, this Agreement shall terminate as of the date of death, and the Company shall pay to the estate of the Executive the compensation which would otherwise be payable to the Executive up to the end of the month in which his death occurs.

          12.    Termination for Cause or Economic Cause.    The Company shall have the right to terminate this Agreement and the Executive's employment at any time for Cause or Economic Cause.

            (a)   In this Agreement, termination for "Cause" shall mean any of the following with respect to the Executive: (i) failure by the Executive (as determined by the Company in good faith) to perform his duties as specified by the Company diligently and in a manner consistent with prudent business practice and, to the extent applicable, consistent with the Company's written policies and procedures, which is not cured within thirty (30) days after actual receipt of written notice from the Company; (ii) theft of Company property or falsification of documents of the Company or dishonesty in their preparation; (iii) Executive's conviction of or a plea of nolo contendere or guilty to a felony or conviction of a crime involving moral turpitude; (iv) the commission of any act that causes the Company public disrepute or disgrace or causes material harm to the Company's customer relations, operations, or business prospects; (v) failing a drug or alcohol test or being under the influence of illegal drugs or alcohol while working; or (vi) inability to acquire or maintain necessary licenses for performing Executive's duties under this Agreement unless Executive is diligently pursuing such licenses or challenging any revocation thereof by appropriate proceedings.

            (b)   In this Agreement, termination for "Economic Cause" shall mean the failure of Executive or the Company to meet reasonable performance targets applicable to them established by the Board of Directors from time to time.

          13.    Effect of Termination.

            (a)   In the event this Agreement is terminated pursuant to Section 9 or 11 hereof, by the Company for Cause or by Executive upon a Change of Control, all compensation and benefits to the Executive shall terminate as of the date of termination, and Executive shall not be entitled to receive any severance or other payments as a result of such termination; provided, however, that if this Agreement is terminated pursuant to Section 11, the Executive's estate shall have the right to receive the compensation which would otherwise have been payable to the Executive up to the end of the month in which his death occurs.

            (b)   In the event this Agreement is terminated by the Company upon a Change of Control, for Economic Cause, or without Cause, the Executive shall receive his Base Salary for an additional twelve month period beginning on the date of termination, payable in accordance with the Company's normal payroll procedures but in no event less frequently than once each calendar month. In addition, upon such termination, the Company shall maintain the Executive as a participant in, or provide benefits comparable to those of, the Company's employee benefits program until the earlier of 12 months from the date of termination or the date on which the Executive becomes a participant in the benefits program of a new employer. In the event this Agreement is terminated by the Company on a Change of Control, for Economic Cause, or without Cause, any stock options held by the Executive shall immediately vest upon termination. The amounts set forth in this paragraph (and the vesting, if any, of Executive's options) shall serve as liquidated damages for the termination of the Executive's employment and the Company shall have no further liability to the Executive on account of this Employment Agreement or its termination. The parties agree that such payment is reasonable in light of the anticipated or actual harm to the Executive as a result of any such termination, the difficulty of proof of loss and the inconvenience or non-feasibility of otherwise obtaining a remedy.

            (c)   If the Executive terminates this Agreement for Good Reason (as hereinafter defined) such termination shall be deemed a termination by the Company without Cause for all purposes of this Agreement. For purposes of this Agreement, "Good Reason" shall mean any of the following (without the Executive's express written consent):

              (i)    (A) the assignment to the Executive by the Company of any significant duties materially inconsistent with the Executive's office with the Company at the time of such assignment, (B) the removal by the Company from the Executive of a material portion of those duties usually appertaining to the Executive's office with the Company at the time of such removal, or (C) a material change by the Company in the Executive's responsibilities to the Company, as such responsibilities are ordinarily and customarily required from time to time of a Chief Financial Officer of an entity engaged in the Company's business;

              (ii)   a reduction by the Company of the Executive's Base Salary as then in effect pursuant to the provisions hereof or the failure of the Company to pay such Base Salary to the Executive at the time and in the manner specified in Section 3(a);

              (iii)  (A) the moving by the Company of the Executive's principal office space, related facilities, or support personnel, from the Company's executive offices in Houston, Texas, (B) the Company's requiring the Executive to perform a majority of his duties outside the Company's executive offices for a period of more than 90 consecutive days, or (D) the Company's requiring the Executive to reside at a location more than 50 miles from the Company's executive offices, except for occasional travel in connection with the Company's business to an extent and in a manner substantially consistent with the Executive's then current business travel obligations; or

              (iv)  any failure by the Company to otherwise comply with any material provision of this Agreement in any material respect, which is not remedied by the Company within ninety (90) days after receipt of notice thereof given by the Executive.

          14.    Covenant Not to Compete and Non-Solicitation Agreement.

            (a)   The Executive acknowledges that the Company has agreed to provide to him, and he shall receive from the Company, special training and knowledge. The Executive acknowledges that included in the special knowledge received is the confidential information identified in Section 15. The Executive acknowledges that this confidential information is valuable to the Company and, therefore, its protection and maintenance constitutes a legitimate interest to be protected by the Company by the enforcement of this covenant not to compete. Therefore, the Executive agrees that, during the term of this Agreement and for a period commencing upon the termination of the Executive's employment hereunder and ending upon the second anniversary thereof, unless otherwise extended pursuant to the terms of this Section 14, the Executive will not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director, or in any other individual or representative capacity, acquire, attempt to acquire or aid another in the acquisition or attempted acquisition of an interest in oil and gas assets, oil and gas production, oil and gas leases, mineral interests, oil and gas wells or other such oil and gas exploration, development or production activities within any spacing unit in which the Company owns an oil and gas interest or reasonably intends to acquire an oil and gas interest. The Executive further agrees that the Executive will not circumvent or attempt to circumvent the foregoing agreements by any future arrangement or through the actions of a third party. The Executive represents to the Company that the enforcement of the restriction contained in this Section 14(a) would not be unduly burdensome to the Executive and that in order to induce the Company to employ the Executive, the Executive further represents and acknowledges that the Executive is willing and able to compete in other geographical areas not prohibited by this Section 14(a). The foregoing will not prohibit: (i) ownership of less than 5% of the publicly traded securities of an entity; (ii) ownership of royalty interests where the Executive owns the surface of the land covered by the royalty interest and the ownership of the royalty interest is incidental to the ownership of such surface estate; (iii) ownership of royalty interests, overriding royalty interests, working interests or other interests in oil and gas owned prior to the Effective Date and disclosed to the Company in writing; or (iv) ownership of royalty interests, overriding royalty interests, working interests or other interests in oil and gas acquired by the Executive through a bona fide gift or inheritance.

            (b)   The Executive agrees that a breach or violation of this covenant not to compete by the Executive shall entitle the Company, as a matter of right, to an injunction issued by any court of competent jurisdiction, restraining any further or continued breach or violation of this covenant. Such right to an injunction shall be cumulative and in addition to, and not in lieu of, any other remedies to which the Company may show itself justly entitled. Further, during any period in which the Executive is in breach of this covenant not to compete, the time period of this covenant shall be extended for an amount of time that the Executive is in breach hereof.

            (c)   In addition to the restrictions set forth in Section 14(a), the Executive shall not, for a period commencing upon the termination of the Executive's employment hereunder and ending upon the second anniversary thereof, either directly or indirectly, (i) make known to any person or entity the names and addresses of any of the customers of the Company or contacts of the Company within the oil and gas industry or any other information pertaining to such customers or contacts, (ii) call on, solicit, or take away, or attempt to call on, solicit, or take away, any of the customers of the Company on whom the Executive called or with whom the Executive became acquainted during the Executive's association with the Company, whether for the Executive or for any other person or entity, within any state in which the Company or any subsidiary thereof is conducting or has conducted its business during the term of this Agreement, or (iii) recruit or hire or attempt to recruit or hire, directly or by assisting others, any other employee of the Company or any of its affiliates. The Executive further agrees that the Executive will not circumvent or attempt to circumvent the foregoing agreements by any future arrangement or through the actions of a third party.

            (d)   The representations and covenants contained in this Section 14 on the part of the Executive will be construed as ancillary to and independent of any other provision of this Agreement, and the existence of any claim or cause of action of the Executive against the Company or any officer, director, or shareholder of the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants of the Executive contained in this Section 14. In addition, the provisions of this Section 14 shall continue to be binding upon the Executive in accordance with their terms, notwithstanding the termination of the Executive's employment hereunder for any reason.

            (e)   If the Executive violates any covenant contained in this Section 14 and the Company brings legal action for injunctive or other relief, the Company shall not, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full period of any such covenant. Accordingly, the covenants of the Executive contained in the Section 14 shall be deemed to have durations as specified above, which periods shall commence upon the later of (i) the termination of the Executive's employment hereunder and (ii) the date of entry by a court of competent jurisdiction of a final judgment enforcing the covenants of the Executive in this Section 14.

            (f)    The parties to this Agreement agree that the limitations contained in this Section 14 with respect to time, geographical area, and scope of activity are reasonable. However, if any court shall determine that the time, geographical area, or scope of activity of any restriction contained in this Section 14 is unenforceable, it is the intention of the parties that such restrictive covenant set forth herein shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable.

            (g)   The restrictions contained in Section 14(a) shall not apply with respect to any period or periods following the term of this Agreement if the Executive's employment hereunder: (i) is terminated by the Company other than (x) for disability, (y) for Cause, or (ii) is terminated by the Executive for Good Reason.

          15.    Confidential Information.    The Executive acknowledges that in the course of his employment with the Company, the Executive has received and will receive access to confidential information of a special and unique value concerning the Company and its business, including, without limitation, trade secrets, know-how, lists of customers, employee records, books and records relating to operations, costs or providing service and equipment, operating and maintenance costs, pricing criteria, 3-D seismic data, engineering and scientific studies, well logs, prospects for oil and gas production, and other confidential information and knowledge concerning the business of the Company and its affiliates (hereinafter collectively referred to as "information"), which the Company desires to protect. The Executive acknowledges that such information is confidential and the protection of such confidential information against unauthorized use or disclosure is of critical importance to the Company. The Executive agrees that he will not reveal such information to anyone outside the Company. The Executive further agrees that during the Term of this Agreement and for two (2) years thereafter he will not use or disclose such information. Upon termination of his employment hereunder, the Executive shall surrender to the Company all papers, documents, writings and other property produced by him or coming into his possession by or through his employment hereunder and relating to the information referred to in this Section 15, and the Executive agrees that all such materials will at all times remain the property of the Company. The obligation of confidentiality, non-use and non-disclosure of information pursuant to this Section 15 shall not extend to information (i) that was in the public domain prior to disclosure by the disclosing party, (ii) that comes into the public domain other than through a breach of this Agreement, (iii) that is disclosed to the Executive after the termination of this Agreement by a third party having legitimate possession thereof and the unrestricted right to make such disclosure, or (iv) that is disclosed by the Executive or at his direction in the good faith in the furtherance of his duties to the Company as contemplated in this Agreement. The agreements in this Section 15 shall survive the termination of this Agreement.

          16.    Miscellaneous

            (a)    Notices.    Any notice required or desired to be given under this Agreement shall be deemed given if in writing sent by certified mail and addressed as follows:

If to the Company:	Whittier Energy Corporation 333 Clay Street, Suite 1100 Houston, Texas 77002
If to the Executive:	Michael B. Young c/o Whittier Energy Corporation 333 Clay Street, Suite 1100 Houston, Texas 77002

    The Executive may change the address for notice set forth above by giving notice in writing, stating the new address, to the Company. The Company may change the address for notice set forth above by giving similar notice to the Executive.

            (b)    Waiver of Breach.    The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. No waiver shall be valid unless in writing and signed by an authorized officer of the Company or the Executive, as the case may be.

            (c)    Assignment.    The Executive acknowledges that the service to be rendered by him are unique and personal. Accordingly, the Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.

            (d)    Amendment.    This Agreement may not be changed orally but only by an amendment in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

            (e)    Governing Law.    This Agreement shall be interpreted, construed and governed in accordance with the internal laws of the State of Texas without regard to conflicts of law principles.

            (f)    Headings.    The section headings contained in this Agreement are for convenience only, and shall in no manner be construed as part of this Agreement.

            (g)    Counterparts.    This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement. A fully executed copy of this Agreement shall be delivered to each party hereto.

            (h)    Legal Construction.    In case any one or more of the provisions in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this

    Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

            (i)    Prior Agreements Superseded.    This Agreement constitutes the sole and only agreements of the parties hereto and supersede any prior understandings or agreements between the parties, written or oral respecting the subject matter hereof.

            (j)    Arbitration.    Save and except for any action for injunctive and/or equitable relief seeking the enforcement of any of the terms of Section 14, any dispute or controversy arising between the Company and the Executive shall be settled exclusively by arbitration in Houston, Texas (in accordance with the American Arbitration Association's National Rules for the Resolution of Employment Disputes then in effect). In reaching his decision, which shall be a written, reasoned decision, the arbitrator shall have no authority to ignore, change, modify, add to, or delete from any provision of this Agreement, but instead is limited to interpreting this Agreement. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The prevailing party shall also be entitled to recover from the losing party attorney's fees and other reasonable costs and expenses incurred as a result of such arbitration.

[signature page to follow]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

COMPANY:

WHITTIER ENERGY CORPORATION

By:
Bryce W. Rhodes President and Chief Executive Officer

EXECUTIVE:

Michael B. Young Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

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  Exhibit 10.14